Exhibit 99.1

For further Information:

At the Company:	At PondelWilkinson:	Corporate Headquarters Address:
Ron Santarosa	Robert Jaffe	3027 Townsgate Road, Suite 300
805-322-9333	310-279-5969	Westlake Village, CA 91361

FIRST CALIFORNIA ANNOUNCES REPURCHASE OF OUTSTANDING
 TARP WARRANT FROM TREASURY

WESTLAKE VILLAGE, Calif., August 24, 2011 – First California Financial Group, Inc. (Nasdaq:FCAL), the holding company of First California Bank, today announced that it has completed the repurchase of a warrant held by the U.S. Treasury Department. The 10-year warrant was issued on December 19, 2008 as part of the Company’s participation in the U.S. Treasury’s Capital Purchase Program (CPP), and entitled the Treasury to purchase 599,042 shares of First California Financial Group Inc. stock at an exercise price of $6.26 per share. The Company paid a total of $599,042 to the Treasury to repurchase the warrant.

On July 14, 2011, First California repurchased 25 million of outstanding preferred shares issued under CPP, and with the repurchase of the warrant, redeemed all of the securities in connection with that program.

About First California
First California Financial Group, Inc. (NASDAQ:FCAL) is the holding company of First California Bank.  Founded in 1979 and with nearly $2 billion in assets, First California serves the comprehensive financial needs of small- and middle-sized businesses and high net worth individuals throughout Southern California.  Led by an experienced team of bankers, First California is committed to providing the best client service available in its markets, offering a full line of quality commercial banking products through 19 full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Luis Obispo and Ventura counties.  The holding company’s website can be accessed at www.fcalgroup.com.  For additional information on First California Bank’s products and services, visit www.fcbank.com.